EXHIBIT 10.7
LEAP WIRELESS INTERNATIONAL, INC.
PERFORMANCE CASH AWARD GRANT NOTICE AND
PERFORMANCE CASH AWARD AGREEMENT
Leap Wireless International, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“Grantee”), a cash performance award (“Cash Award”) with a target and maximum amount (set forth below), which shall vest based on the performance of the Company and certain service requirements, as set forth on Exhibit B attached hereto. This Cash Award is subject to all of the terms and conditions as set forth herein and in the Performance Cash Award Agreement attached hereto as Exhibit A (the “Agreement”).

Grantee:
Grant Date:
Target Amount:
Maximum Amount:
Payment Schedule:	Subject to the terms of the Agreement, the Cash Award shall be paid out as it vests pursuant to the Vesting Schedule.
Vesting Schedule:	Subject to the terms of the Agreement, the Cash Award shall vest on the dates and in the amounts set forth on Exhibit B attached hereto.

By Grantee’s signature below, Grantee agrees to be bound by the terms and conditions of the Agreement and this Grant Notice.
Grantee has reviewed this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice or accepting the Cash Award subject hereto and fully understands all provisions of this Grant Notice and the Agreement. Grantee agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) upon any questions arising under this Grant Notice or the Agreement.

GRANTEE
By:
Print Name:
Address:

EXHIBIT A

TO PERFORMANCE CASH AWARD GRANT NOTICE

PERFORMANCE CASH AWARD AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Grantee the right to receive a Cash Award up to the Maximum Amount set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement and the Grant Notice. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice.
ARTICLE I.
PERFORMANCE CASH AWARD
1.1    Cash Award.
(a)    Award. Effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), and upon the terms and conditions set forth in this Agreement, the Company irrevocably grants to Grantee a Cash Award up to the Maximum Amount, in consideration of Grantee’s employment with the Company or its subsidiaries on or before the Grant Date. Prior to payment of the Cash Award, the Cash Award represents an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)    Vesting. The Cash Award shall become payable in accordance with the Vesting Schedule set forth in the Grant Notice. Unless and until the Cash Award has vested in accordance with the Vesting Schedule, Grantee will have no right to any payments with respect to such Cash Award. Except as expressly set forth herein or in Exhibit B hereto, in the event of Grantee’s Termination of Employment prior to the vesting of all or any portion of the Cash Award, the unvested Cash Award will immediately terminate without any further action by the Company and be forfeited without further notice and at no cost to the Company.
(c)    Payment of Cash Award. The Company shall, as soon as practicable after the applicable vesting dates of the Cash Award consistent with Exhibit B (the “Vesting Dates”), make a cash payment to Grantee (or in the event of death, to Grantee’s estate) equal to the amount of the Cash Award that becomes vested on the applicable Vesting Date. Neither the time nor form of the payment under this Section 1.1(c) with respect to the Cash Award may be changed, except as is permitted by the Compensation Committee and Section 409A of the Internal Revenue Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”).
1.2    Tax Withholding. Notwithstanding any other provision of this Agreement, the Company shall withhold from the payment of any vested Cash Award an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any taxable event arising from the vesting and payment of the Cash Award.
ARTICLE II.
OTHER PROVISIONS
2.1    Cash Award Not Transferable. The Cash Award shall not be liable for the debts, contracts or engagements of Grantee or his or her successors in interest or be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
2.2    No Employment Rights. Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of the Company or any subsidiary or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which are expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or

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without cause, except to the extent expressly provided otherwise in a written agreement between the Company or any subsidiary and Grantee.
2.3    Amendments. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed or acknowledged by Grantee and by a duly authorized representative of the Company.
2.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company (or, if sent by email, to the then-current email address for the Secretary of the Company), and any notice to be given to Grantee shall be addressed to Grantee at the most recent address for Grantee in the Company’s personnel records (or, if sent by email, to the most recent email address for Grantee in the Company’s personnel records). By a notice given pursuant to this Section 2.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
2.5    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Grantee and his or her heirs, executors, administrators, successors and assigns.
2.6    Section 409A.
(a)    Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. The Compensation Committee may, in its discretion, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Compensation Committee determines are necessary or appropriate to comply with the requirements of Section 409A.
(b)    This Agreement is not intended to provide for any deferral of compensation subject to Section 409A, and, accordingly, amounts payable pursuant to the Cash Award hereunder shall be distributed to Grantee no later than the later of: (i) the fifteenth (15th) day of the third month following Grantee’s first taxable year in which such Cash Award is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such Cash Award is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A. If any of the conditions to the amounts payable upon the vesting of the Cash Award under Section 1.1(b) above that are within the control of Grantee have not been satisfied prior to the date set forth in the preceding sentence, Grantee will terminate automatically and without any further action by the Company and be forfeited without further notice and at no cost to the Company.
2.7    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
2.8    Governing Law; Severability. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware without regard to conflicts of laws thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

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EXHIBIT B
TO PEFORMANCE CASH AWARD AGREEMENT
VESTING PROVISIONS

Capitalized terms used in this Exhibit B and not defined below shall have the meanings given to them in the Agreement to which this Exhibit B is attached.
1.    Vesting of Cash Award.
(a)    Performance-Based Vesting of Cash Award. The Cash Award shall become eligible to vest based on the Company’s results as measured against performance levels for each of Fiscal Year 2012 and Fiscal Year 2013. Performance levels for Fiscal Year 2012 shall be based upon adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) and net customer additions (“Net Additions”) as set forth in Annex A attached hereto. Performance levels for Fiscal Year 2013 shall be determined by the Compensation Committee during Fiscal Year 2013. The overall performance level for purposes of determining the vesting of the outstanding Cash Award granted pursuant to this Agreement shall be determined by averaging the percentage attainment for each of Fiscal Year 2012 and Fiscal Year 2013 against the target opportunity (such resulting portion of the Cash Award, the “Vesting Eligible Cash Award”). As further described below, except as set forth in Section 2 with respect to a Change in Control (as defined in the Company’s 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan), once the performance levels set forth in this Section 1(a) are determined, the Cash Award shall not vest and cash payable with respect to such vesting shall not be paid until the conditions set forth in Sections 1(b) and 1(c) of this Exhibit B are satisfied.
(b)    Time-Based Vesting of Cash Award. Subject to Grantee’s continued employment through the applicable vesting date, (i) one-half of the Vesting Eligible Cash Award (the “First Tranche Cash Award”) shall vest and be paid on the later of (A) the date immediately following the date on which the Company files its Annual Report on Form 10-K for Fiscal Year 2013 (the “First Scheduled Vesting Date”) and (B) achievement of the Share Price Gate Condition (as defined below); provided, however that if the Share Price Gate Condition is not achieved within one year of the First Scheduled Vesting Date, the First Tranche Cash Award shall be forfeited for no consideration and (ii) the remaining one-half of the Vesting Eligible Cash Award (the “Second Tranche Cash Award”) shall vest on the later of (A) December 31, 2014 (the “Second Scheduled Vesting Date”) and (B) achievement of the Share Price Gate Condition; provided, however that if the Share Price Gate Condition is not achieved within one year of the Second Scheduled Vesting Date, the Second Tranche Cash Award shall be forfeited for no consideration.
(c)    Share Price Gate Condition. Except as set forth in Section 2(a) of this Exhibit B, in order for the Vesting Eligible Cash Award to vest pursuant to Section 1(b), the average of the closing prices of the Company’s common stock for any 30-calendar day period must be greater than [$_____] (as adjusted for any stock split, combination or other recapitalization) (i) with respect to the First Tranche Cash Award, for the 30 days prior to the First Scheduled Vesting Date or for any 30-day period prior to the one-year anniversary of the First Scheduled Vesting Date; and (ii) with respect to the Second Tranche Cash Award, for the 30 days prior to the Second Scheduled Vesting Date or for any 30-day period prior to the one-year anniversary of the Second Scheduled Vesting Date (such requirement, the “Share Price Gate Condition”).
(d)    Performance Improvement Plan. Notwithstanding the foregoing, if Grantee is placed on a Performance Improvement Plan (as defined below) at any time during the period beginning on the Grant Date and ending on December 31, 2014 (the “Performance and Vesting Period”), the amount of the Vesting Eligible Cash Award that such Grantee shall be entitled to receive shall be prorated to reflect that portion of the Performance and Vesting Period during which he or she was subject to a Performance Improvement Plan.
(e)    Definition of Fiscal Year. For purposes of this Exhibit B, the term “Fiscal Year” means the Company’s fiscal year ending December 31.

(f)    Definition of Performance Improvement Plan. For purposes of this Exhibit B, the term “Performance Improvement Plan” means a documented performance improvement process pursuant to which an employee with performance issues is placed on a plan designed to improve his or her performance within a stated period.
2.    Change in Control.
(a)    Performance Measurement Upon A Change in Control. The Cash Award shall be eligible to vest in connection with a Change in Control as follows:
(i)     Before End of Fiscal Year 2013. In the event of approval by the Company’s stockholders at any time during Fiscal Year 2012 or Fiscal Year 2013 of a transaction that would qualify as a Change in Control, the Target Amount shall become the amount of the Vesting Eligible Cash Award that Grantee is eligible to receive, with the vesting and payment of such Cash Award to be subject to Grantee’s continued employment through the applicable vesting dates set forth in Section 1(b) above; provided, however, that the Share Price Gate Condition will be deemed to have been achieved for all purposes.
(ii)     After End of Fiscal Year 2013. In the event of approval by the Company’s stockholders at any time after the end of Fiscal Year 2013 of a transaction that would qualify as a Change in Control, the vesting and payment of the Cash Award shall continue to be determined pursuant to Section 1 above; provided, however, that the Share Price Gate Condition will be deemed to have been achieved for all purposes.
(b)    Termination of Employment in the Event of a Change in Control. In the event of a Change in Control, if Grantee experiences a Termination of Employment by reason of discharge by the Company other than for Cause (as defined below), or by reason of resignation by Grantee for Good Reason (as defined below), during the period commencing ninety (90) days prior to such Change in Control and ending twelve (12) months after such Change in Control (the “Change in Control Period”), then such portion of the Cash Award as determined in accordance with Section 2(a) above (the “CIC Vesting Eligible Cash Award”) shall vest and be paid on the date of Grantee’s Termination of Employment (or, if later, immediately prior to the date of the occurrence of such Change in Control). In the event that Grantee has a Termination of Employment following the Change in Control Period, the settlement of the CIC Vesting Eligible Cash Award shall be determined in accordance with Section 1(b) above (replacing references to Vesting Eligible Cash Award with references to CIC Vesting Eligible Cash Award).
(c)    Definitions of Cause and Good Reason. For purposes of this Exhibit B, the terms “Cause” and “Good Reason” shall have the meanings ascribed to such terms in Grantee’s employment or severance agreement with the Company in effect on the Grant Date:
(d)    Condition to Vesting and Payment of Cash Award. The vesting and payment of the Cash Award pursuant to Section 2(b) of this Exhibit B shall be conditioned on Grantee’s delivery to the Company of an executed General Release substantially in the form attached as Exhibit C to the Agreement (which General Release shall be subject to revision from time-to-time by the Company due to, among other things, changing legal and regulatory requirements) and Grantee’s non-revocation of such General Release during the time period for such revocation set forth therein.
3.    Adjustment to Vesting Conditions and Performance Levels. The vesting terms and conditions set forth in this Exhibit B (including, without limitation, the projected performance levels set forth on Annex A) were established based the Company’s then-contemplated business plans and operations and projected performance levels. The Compensation Committee reserves the right, at any time, to adjust or modify the vesting terms set forth in this Exhibit B (including, without limitation, the projected performance levels set forth on Annex A), in its sole and absolute discretion, to reflect changes in the Company’s business plans and operations or otherwise, pursuant to notice provided to the Grantee.

4.    Confidentiality. Grantee agrees to keep the OIBDA and Net Additions achievement levels set forth in this Exhibit B confidential and not to disclose such thresholds to any third party without the prior written consent of the Company.

EXHIBIT C
TO PERFORMANCE CASH AWARD AGREEMENT
FORM OF GENERAL RELEASE
1.    General Release of Claims. In consideration of certain rights to accelerated vesting of the cash award granted to the undersigned (“Grantee”) by Leap Wireless International, Inc. (the “Company”), Grantee does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Company and Cricket Communications, Inc. (collectively, the “Companies”) and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (collectively, the “Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Grantee may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Grantee’s employment with the Companies, or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act (collectively, “Claims”). This General Release shall not, however, constitute a waiver of any of Grantee’s rights (a) to indemnification under the Company’s certificate of incorporation or bylaws, under general corporate law or as an insured under any directors and officers liability insurance policy of the Company or (b) to pursue claims for or under any unemployment compensation, state disability insurance benefits pursuant to the terms of applicable state law or worker's compensation insurance policy or fund of the Company.
2.    Release of Unknown Claims. In addition, Grantee expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
3.    Older Worker’s Benefit Protection Act. Grantee agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Grantee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:
(a)    That this General Release is written in a manner calculated to be understood by Grantee.
(b)    The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Grantee signs this General Release.
(c)    The rights to accelerated vesting of the cash award and the right to receive payment in respect of the cash award provide for consideration in addition to anything of value to which Grantee is already entitled.
(d)    Grantee is advised to consult an attorney before signing this General Release.
(e)    Grantee is afforded twenty-one (21) days (or, in the event that Grantee is terminated in connection with an exit incentive or other employment termination program, forty-five (45) days) after Grantee is provided with this General Release to decide whether or not to sign this General Release. If Grantee executes this General Release prior to the expiration of such period, Grantee does so voluntarily and after having had the opportunity to consult with an attorney.
(f)    In the event that any termination of Grantee’s employment is in connection with an exit incentive or other employment termination program, Grantee is provided with written information, calculated to be understood by the average individual eligible to participate, as to:
(i)    any class, unit, or group of individuals covered by such program, any eligibility factors for such program, and any time limits applicable to such programs; and
(ii)    the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or not selected for the program.

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(g)    Grantee will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Grantee will not receive the benefits described in Paragraph 1 above.
(h)    If Grantee wishes to revoke the General Release, Grantee shall deliver written notice stating his or her intent to revoke this General Release to the Company’s Corporate Secretary on or before the seventh (7th) day after the date hereof.
4.    No Assignment of Claims. Grantee represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Grantee may have against the Releasees, or any of them, and Grantee agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.
5.    No Suits or Actions. Grantee agrees that if he or she hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he or she will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

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6.    No Admission. Grantee further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.
GRANTEE

_____________________________________

Date:_________________________________

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